EXHIBIT 99.1

Behringer Harvard Acquires Office Tower in
 LoDo District of Downtown Denver

DALLAS, October 30, 2008 – Behringer Harvard announced today its acquisition of 1875 Lawrence, a 15-story office building in the historic LoDo (Lower Downtown) area of Denver’s central business district (CBD). Built in 1982 on a half-acre site, the property provides approximately 185,000 square feet of rentable office space. A three-level underground garage provides parking space for tenants.

“1875 Lawrence is an attractive acquisition that provides both strong current income and clearly defined opportunities for value creation,” said Samuel A. Gillespie, chief operating officer of Behringer Harvard Opportunity REIT II, Inc. “That’s exactly what we were looking for in the initial acquisition for our value-added, opportunity-style REIT. We acquired 1875 Lawrence at a price well below replacement cost and recent sales in the submarket. With an occupancy rate of 97 percent, we expect this well-leased property to provide good current income while we make what we expect to be value-enhancing capital improvements. Our strategy to increase the value of the property is to combine a well-planned capital program with the renewal or releasing of existing below-market space over the next few years at market rates.”

Prominently situated at the corner of 18th and Lawrence Streets, 1875 Lawrence offers excellent access to Interstate 25 as well as superb mountain and cityscape views. It shares one city block with a planned mixed-use development that will include one of the few high-rise office towers constructed in the Denver CBD since the mid-1980s. The property also is two blocks north of the new Ritz-Carlton Hotel, which opened in January 2008. Nearby amenities also include Denver’s Union Station, which is now undergoing extensive redevelopment, as well as numerous restaurants, the pedestrian-only 16th Street Mall and several upscale residential communities.

Behringer Harvard and its investment programs have had a presence in the Denver area for years. Two other Behringer Harvard office properties, both located in Denver’s southeastern suburb of Centennial, were acquired in late 2004. These properties include 7400 South Tucson Way and 9100 Mineral Circle, which was sold in February 2008. The office building at 1875 Lawrence is two blocks east of Alamo Plaza, a 16-story office property acquired in February 2005. Earlier this year, Behringer Harvard invested in Alexan Prospect, a multifamily community under construction in the Central Platte Valley of downtown Denver.

Behringer Harvard Opportunity REIT II, Inc. is a public non-listed REIT targeting value-added and opportunistic investments in commercial properties with significant potential for value creation over the life of the REIT.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate investment program opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT II, Inc.’s filings with the Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Jason Mattox	Barbara Marler
Richards Partners	Chief Administrative Officer	Behringer Harvard
katie_myers@richards.com	Behringer Harvard	bmarler@behringerharvard.com
214.891.5842	jmattox@behringerharvard.com	469.341.2312
866.655.3600